Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,320,988 (3)	$0.27	$896,667	$132.35

(1)	Pursuant to Rule 416, for each of the amounts indicated, this registration statement also covers an indeterminate number of additional shares of Common Stock which may become available for issuance to cover possible adjustments under the aforementioned plan, for example, by reason of stock dividends, stock splits, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company’s common stock on the Nasdaq Capital Market on January 6, 2024, a date within 5 business days prior to the date of filing of this Registration Statement.
(3)	Represents the number of shares of common stock reserved under the 2023 Plan with respect to grants of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, performance units, performance shares and other stock as the administrator of the 2023 Plan may determine.